EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Senior Vice President, Chief
Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES RECORD SECOND-QUARTER RESULTS

QUARTERLY EARNINGS PER SHARE UP 18%
STRONG PRICING DRIVES CONTINUED MARGIN GROWTH
RALEIGH, North Carolina (August 7, 2007) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced financial results for the second quarter and six months ended June 30, 2007, reporting record net sales, net earnings and earnings per share. Notable items for the quarter were:
•	Earnings per diluted share of $1.92, up 18% from the prior-year quarter;

•	Net sales of $534.6 million, up 3% compared with the prior-year quarter;

•	Consolidated operating margin excluding freight and delivery revenues of 25.5%, up 240 basis points over prior-year quarter;

•	Heritage aggregates pricing up 13%; heritage volume decreased 9%;

•	Heritage aggregates product line gross margin excluding freight and delivery revenues up 450 basis points;

•	Specialty Products earnings from operations up 15%; and

•	Repurchased 1,250,000 shares of common stock at an average price of $154.54 per share.
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We are pleased with our record results for the second quarter, particularly given lower-than-expected demand and severe weather issues in parts of the West. Heritage aggregates pricing increased 13%, offsetting a 9% reduction in volume, which led to a 450-basis-point improvement in aggregates product line gross margin excluding freight and delivery revenues and a 240-basis-point increase in consolidated operating margin excluding freight and delivery revenues. Results include the net benefit of updated inventory standards partially offset by increased management incentive compensation cost. Pricing improvements continue to hold in the Aggregates business in spite of greater-than-expected volume declines. During the quarter, the level of residential construction spending in the United States reached its lowest point since April 2004. Although residential construction contributed only 17% of the Corporation’s aggregates product line shipments in 2006, sales to this end-use sector have diminished in virtually every market. In addition, commercial construction activity in the South Central United States, notably, Alabama, Mississippi and Tennessee, is weak.
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MLM Reports Second-Quarter Results

August 7, 2007
“Weather also plagued performance during the second quarter. The West Group, particularly Texas, southern Oklahoma and Kansas, experienced near historic levels of rainfall and flooding, which affected both shipments and operations. Volume declines of 9% in these areas had a negative impact on financial performance during the quarter. We do not believe that any significant construction projects have been permanently delayed and we expect the volume for commercial and infrastructure to return to expected levels when the weather conditions normalize.
“During the quarter, we revised our finished goods inventory valuation standards to match finished goods inventory values with the significant escalation in cost, particularly related to the transportation of material to distribution yards. Historically, we have updated inventory standards once a year in the fourth quarter. However, given the magnitude of the cost change and since our inventory turns about once a quarter, this revaluation, which increased inventory values by $9.0 million, more closely approximates our cost of sales. We will continue to review our inventory standards on an ongoing basis.
“Selling, general and administrative expenses for the quarter ended June 30, 2007, was $44.3 million versus $37.1 million in the 2006 period. This increase of $7.2 million was primarily related to a $5.3 million increase in performance-based incentive compensation. SG&A expenses for the six months ended June 30, 2007, increased $9.3 million compared with the 2006 period. After $6.9 million for higher performance-based incentive compensation for the first half of 2007, remaining SG&A expense increased 3% in 2007 over the prior-year period.
“We continue to generate strong cash flow and are well positioned to use excess cash in ways that are beneficial to our shareholders. We repurchased common stock during the quarter, acquiring 1.25 million shares at an aggregate cost of $193 million. Year-to-date, we have repurchased 3.585 million shares of common stock, or 8% of shares outstanding at the beginning of the year, for $495 million. Capital expenditures of $115 million declined $43 million when compared with the prior year due to the completion of several large capital projects in 2006. However, we expect to spend $235 million in capital for 2007 and commence work on major plant projects in the Southeast that will increase capacity and are expected to reduce production costs. Our objective continues to be to increase shareholder returns through the effective utilization of excess cash.
2007 Outlook
“Based upon our strong first-half performance in 2007, we continue to have a positive outlook for the remainder of the year. Aggregates product line pricing is expected to increase 11% to 12% for the year, which is higher than our earlier guidance. However, aggregates shipments are more difficult to estimate for the balance of the year. We currently expect volume to be flat or increase modestly in the second half and to decrease 4% to 6% for the year with the degree of decline predicated on a longer-than-expected correction in the residential construction market, in addition to commercial construction weakness in the Mississippi River markets. We are pleased to see movement in North Carolina toward issuance of $300 million in Grant Anticipation Revenue Vehicles, or GARVEE bonds, as the proceeds from these bonds are earmarked to pay for various federal road projects statewide. We currently expect construction on these projects to begin in 2008. Also, the state recently provided local option taxing authority to counties and municipalities, which should be positive for infrastructure.
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MLM Reports Second-Quarter Results

August 7, 2007
“Our Specialty Products segment, which includes magnesia chemicals, dolomitic lime and targeted activity in structural composites, is expected to contribute $33 million to $36 million in pretax earnings in 2007 compared with $22 million in 2006. We expect the magnesia chemicals business to continue to grow and the demand for dolomitic lime from the steel industry to be flat or down slightly.
“Against this backdrop, we currently expect net earnings per diluted share for the third quarter to range from $1.95 to $2.25 and our range for the year is $6.15 to $6.65. In the third quarter, our effective tax rate is expected to be below 30%, which will bring the higher rate of the first two quarters in line with our 32% expectation for the year.”
Risks To Earnings Expectations
The 2007 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The level of aggregates demand in the Corporation’s end-use markets and the management of production costs will affect profitability in the Aggregates business. Risks to the earnings range are primarily volume-related and include a significant drop in demand as a result of the continued decline in residential construction, a pullback in commercial construction, delays in infrastructure projects, or some combination thereof. Further, increased highway construction funding pressures in North Carolina and South Carolina can affect profitability. Opportunities to reach the upper end of the earnings range depend on the aggregates product line demand exceeding expectations. Production cost in the Aggregates business is sensitive to production levels, energy prices, the costs of repair and supply parts, and the start-up expenses for large-scale plant projects coming on line in 2007. The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas and the Gulf Coast region. The business is also subject to weather-related risks that can significantly affect production schedules and profitability. Current weather predictions are indicating an active 2007 hurricane season in the Atlantic Ocean. In 2006, 74% of net sales for the Aggregates business were generated in the southern tier of the United States, and, accordingly, the Corporation is exposed to significant disruption in profitability from hurricane activity. Risks to earnings outside of the range include a significant increase in volume beyond current expectations and/or a precipitous drop in demand as a result of economic events outside of the Corporation’s control.
Consolidated Financial Highlights
Net sales for the quarter were $534.6 million, a 3% increase over the $516.8 million recorded in the second quarter of 2006. Earnings from operations for the second quarter of 2007 were $136.6 million compared with $119.4 million in 2006. Net earnings of $83.0 million, or $1.92 per diluted share, represented a quarterly record and increased 18% versus 2006 second-quarter net earnings of $75.8 million, or $1.63 per diluted share.
Net sales for the first six months of 2007 were $948.6 million compared with $939.6 million for the year-earlier period. Year-to-date earnings from operations increased 13% to $194.3 million in 2007 versus $171.4 million in 2006. The Corporation posted an after-tax gain on discontinued operations of $0.7 million in 2007 and $0.8 million in 2006. For the six-month period ended June 30, net earnings were $115.9 million, or $2.62 per diluted share, in 2007 compared with net earnings of $106.8 million, or $2.29 per diluted share, in 2006.
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MLM Reports Second-Quarter Results

August 7, 2007
Business Financial Highlights
Net sales for the Aggregates business for the second quarter were $494.9 million, a 3% increase over 2006 second-quarter sales of $480.4 million. Aggregates pricing at heritage locations was up 13.3% while volume decreased 9.0%. Inclusive of acquisitions and divestitures, aggregates pricing increased 13.1% and aggregates volume declined 9.0%. Earnings from operations for the quarter were $139.0 million in 2007 versus $118.6 million in the year-earlier period. Year-to-date net sales were $870.4 million versus $861.8 million in 2006. Earnings from operations on a year-to-date basis were $199.2 million in 2007 compared with $169.7 million in 2006. For the six-month period ended June 30, 2007, heritage aggregates pricing increased 14.1%, while volume was down 11.4%. Inclusive of acquisitions and divestitures, aggregates average selling price increased 14.0% while volume declined 11.5%.
Specialty Products’ second-quarter net sales of $39.7 million increased 9% over prior-year net sales of $36.4 million. Earnings from operations for the second quarter were $8.1 million compared with $7.1 million in the year-earlier period. For the first six months of 2007, net sales were $78.2 million and earnings from operations were $15.5 million compared with net sales of $77.8 million and earnings from operations of $14.0 million for the first six months of 2006.
Conference Call Information
The Corporation will host an online Web simulcast of its second-quarter 2007 earnings conference call later today (August 7, 2007). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling 913-981-5522, confirmation number 6894431.
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, refer to the Corporation’s Web site at www.martinmarietta.com.
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MLM Reports Second-Quarter Results

August 7, 2007

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding, particularly in North Carolina, one of the Corporation’s largest and most profitable states; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the residential construction market and the unfavorable weather conditions, particularly Atlantic Ocean hurricane activity; the volatility of fuel costs; continued increases in the cost of repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy costs and higher volumes of rail and water shipments; continued strength in the steel industry markets served by the Corporation’s dolomitic lime products; successful development and implementation of the structural composite technological process, commercialization of strategic products for specific market segments, and the generation of earnings streams sufficient enough to support the recorded assets of the structural composites product line; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports Second-Quarter Results

August 7, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$534.6	$516.8	$948.6	$939.6
Freight and delivery revenues	60.5	70.3	108.2	129.8

Total revenues	595.1	587.1	1,056.8	1,069.4

Cost of sales	356.6	363.7	676.9	701.8
Freight and delivery costs	60.5	70.3	108.2	129.8

Cost of revenues	417.1	434.0	785.1	831.6

Gross profit	178.0	153.1	271.7	237.8

Selling, general and administrative expenses	44.3	37.1	82.6	73.3
Research and development	0.2	0.2	0.4	0.3
Other operating (income) and expenses, net	(3.1)	(3.6)	(5.6)	(7.2)

Earnings from operations	136.6	119.4	194.3	171.4

Interest expense	16.7	9.7	27.9	19.7
Other nonoperating (income) and expenses, net	(1.2)	(0.3)	(3.8)	(2.4)

Earnings before taxes on income	121.1	110.0	170.2	154.1
Income tax expense	38.5	34.1	55.0	48.1

Earnings from continuing operations	82.6	75.9	115.2	106.0

Discontinued operations:
Gain (Loss) on discontinued operations, net of related tax expense of $0.3, $0.1, $0.6 and $0.6, respectively	0.4	(0.1)	0.7	0.8

Net Earnings	$83.0	$75.8	$115.9	$106.8

Net earnings per share:
Basic from continuing operations	$1.94	$1.66	$2.65	$2.32
Discontinued operations	0.01	—	0.02	0.02

	$1.95	$1.66	$2.67	$2.34

Diluted from continuing operations	$1.91	$1.63	$2.60	$2.27
Discontinued operations	0.01	—	0.02	0.02

	$1.92	$1.63	$2.62	$2.29

Dividends per share	$0.275	$0.23	$0.55	$0.46

Average number of shares outstanding:
Basic	42.5	45.7	43.5	45.7

Diluted	43.1	46.6	44.2	46.7

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MLM Reports Second-Quarter Results

August 7, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales:
Aggregates Business:
Mideast Group	$170.9	$153.6	$288.1	$270.8
Southeast Group	143.4	144.4	276.7	270.6
West Group	180.6	182.4	305.6	320.4

Total Aggregates Business	494.9	480.4	870.4	861.8
Specialty Products	39.7	36.4	78.2	77.8

Total	$534.6	$516.8	$948.6	$939.6

Gross profit:
Aggregates Business:
Mideast Group	$83.1	$64.6	$127.5	$100.9
Southeast Group	40.5	33.7	74.4	55.6
West Group	41.9	44.3	50.3	61.6

Total Aggregates Business	165.5	142.6	252.2	218.1
Specialty Products	10.9	9.9	21.1	19.4
Corporate	1.6	0.6	(1.6)	0.3

Total	$178.0	$153.1	$271.7	$237.8

Selling, general, and administrative expenses:
Aggregates Business:
Mideast Group	$10.6	$10.3	$21.1	$20.1
Southeast Group	7.7	6.9	15.1	13.7
West Group	11.5	11.2	22.9	22.9

Total Aggregates Business	29.8	28.4	59.1	56.7
Specialty Products	2.7	2.7	5.3	5.4
Corporate	11.8	6.0	18.2	11.2

Total	$44.3	$37.1	$82.6	$73.3

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$73.3	$56.5	$108.0	$85.8
Southeast Group	33.8	27.6	60.8	43.2
West Group	31.9	34.5	30.4	40.7

Total Aggregates Business	139.0	118.6	199.2	169.7
Specialty Products	8.1	7.1	15.5	14.0
Corporate	(10.5)	(6.3)	(20.4)	(12.3)

Total	$136.6	$119.4	$194.3	$171.4

Depreciation	$35.4	$31.7	$69.8	$62.4
Depletion	1.2	1.3	2.1	2.2
Amortization	0.8	0.9	1.5	2.0

	$37.4	$33.9	$73.4	$66.6

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MLM Reports Second-Quarter Results

August 7, 2007
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	June 30,	December 31,	June 30,
	2007	2006	2006
	(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents	$30.9	$32.3	$20.4
Accounts receivable, net	296.6	242.4	292.6
Inventories, net	297.8	256.3	243.7
Other current assets	66.0	61.3	51.1
Property, plant and equipment, net	1,347.4	1,295.5	1,256.0
Other noncurrent assets	44.0	37.1	51.1
Intangible assets, net	585.0	581.5	587.1

Total assets	$2,667.7	$2,506.4	$2,502.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt and commercial paper	$127.1	$126.0	$14.0
Other current liabilities	226.3	189.1	236.6
Long-term debt (excluding current maturities)	1,051.5	579.3	705.4
Other noncurrent liabilities	358.5	358.0	326.7
Shareholders’ equity	904.3	1,254.0	1,219.3

Total liabilities and shareholders’ equity	$2,667.7	$2,506.4	$2,502.0

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MLM Reports Second-Quarter Results

August 7, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Six Months Ended
	June 30,
	2007	2006
Net earnings	$115.9	$106.8
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	73.4	66.6
Share-based compensation expense	13.0	6.1
Excess tax benefits from share-based compensation	(17.7)	(9.4)
Gains on sales of assets	(3.2)	(5.1)
Other items, net	(1.5)	(2.7)
Deferred income taxes	2.6	(5.0)
Changes in operating assets and liabilities:
Accounts receivable, net	(54.7)	(67.5)
Inventories, net	(42.3)	(21.1)
Accounts payable	7.1	6.1
Other assets and liabilities, net	47.4	39.1

Net cash provided by operating activities	140.0	113.9

Investing activities:
Additions to property, plant and equipment	(115.0)	(157.7)
Acquisitions, net	(12.1)	(2.9)
Proceeds from divestitures of assets	7.1	22.6
Sale of investments	—	25.0
Railcar construction advances	—	(32.1)
Repayment of railcar construction advances	—	32.1

Net cash used for investing activities	(120.0)	(113.0)

Financing activities:
Borrowings (Repayments) of long-term debt	471.5	(0.4)
(Repayments) Borrowings of commercial paper and overnight loan	(0.5)	13.5
Debt issue costs	(0.8)	—
Change in bank overdraft	(4.3)	8.0
Dividends paid	(24.3)	(21.3)
Repurchases of common stock	(493.6)	(83.2)
Issuance of common stock	12.9	16.8
Excess tax benefits from share-based compensation	17.7	9.4

Net cash used for financing activities	(21.4)	(57.2)

Net decrease in cash and cash equivalents	(1.4)	(56.3)
Cash and cash equivalents, beginning of period	32.3	76.7

Cash and cash equivalents, end of period	$30.9	$20.4

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MLM Reports Second-Quarter Results

August 7, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2007		June 30, 2007
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Operations (2)	(9.0%)	13.3%	(11.4%)	14.1%
Aggregates Division (3)	(9.0%)	13.1%	(11.5%)	14.0%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	49,921	54,840	86,144	97,243
Acquisitions	99	—	103	—
Divestitures (4)	22	162	75	348

Aggregates Division (3)	50,042	55,002	86,322	97,591

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.
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MLM Reports Second-Quarter Results

August 7, 2007
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(In millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporations’ operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and six months ended June 30, 2007 and 2006 in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended		Six Months Ended
Gross Margin in Accordance with Generally Accepted	June 30,		June 30,
Accounting Principles ($ in thousands)	2007	2006	2007	2006

Gross profit	$178.0	$153.1	$271.7	$237.8

Total revenues	$595.1	$587.1	$1,056.8	$1,069.4

Gross margin	29.9%	26.1%	25.7%	22.2%

	Three Months Ended		Six Months Ended
Gross Margin Excluding Freight and Delivery Revenues	June 30,		June 30,
($ in thousands)	2007	2006	2007	2006

Gross profit	$178.0	$153.1	$271.7	$237.8

Total revenues	$595.1	$587.1	$1,056.8	$1,069.4
Less: Freight and delivery revenues	(60.5)	(70.3)	(108.2)	(129.8)

Net sales	$534.6	$516.8	$948.6	$939.6

Gross margin excluding freight and delivery revenues	33.3%	29.6%	28.6%	25.3%

	Three Months Ended		Six Months Ended
Operating Margin in Accordance with Generally Accepted	June 30,		June 30,
Accounting Principles ($ in thousands)	2007	2006	2007	2006

Earnings from operations	$136.6	$119.4	$194.3	$171.4

Total revenues	$595.1	$587.1	$1,056.8	$1,069.4

Operating margin	23.0%	20.3%	18.4%	16.0%

	Three Months Ended		Six Months Ended
Operating Margin Excluding Freight and Delivery Revenues	June 30,		June 30,
($ in thousands)	2007	2006	2007	2006

Earnings from operations	$136.6	$119.4	$194.3	$171.4

Total revenues	$595.1	$587.1	$1,056.8	$1,069.4
Less: Freight and delivery revenues	(60.5)	(70.3)	(108.2)	(129.8)

Net sales	$534.6	$516.8	$948.6	$939.6

Operating margin excluding freight and delivery revenues	25.5%	23.1%	20.5%	18.2%

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MLM Reports Second-Quarter Results

August 7, 2007
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$175.9	$153.7	$272.8	$241.7

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net Cash Provided by Operating Activities	$90.9	$81.4	$140.0	$113.9
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	31.7	23.3	42.5	43.4
Other items, net	(2.3)	5.0	6.8	16.1
Income tax expense	38.9	34.3	55.6	48.6
Interest expense	16.7	9.7	27.9	19.7

EBITDA	$175.9	$153.7	$272.8	$241.7

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $250,000,000 five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 2.75 to 1.00 as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at June 30, 2007. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-Month Period
July 1, 2006 to
June 30, 2007
Net earnings	$253.5
Add back:
Interest expense	48.6
Income tax expense	114.8
Depreciation, depletion and amortization expense	147.0
Stock-based compensation expense	20.4
Deduct:
Interest income	(2.6)

Consolidated EBITDA, as defined	$581.7

Consolidated Debt at June 30, 2007	$1,178.6

Consolidated Debt-to-Consolidated EBITDA, as defined, at June 30, 2007 for the trailing twelve-month EBITDA	2.03

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